UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2010

IntegraMed America, Inc.
(Exact name of registrant as specified in its charter)
Delaware	0-20260	6-1150326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Manhattanville Road, Purchase, NY 10577
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 253-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

4830-3695-1556.2

Item 1.01.                       Entry into a Material Definitive Agreement.

On February 11, 2010, IntegraMed America, Inc. (the “Company”) entered into a purchase agreement (the “Underwriting Agreement”) with Piper Jaffray & Co. and Dougherty & Company LLC (collectively, the “Underwriters”), relating to a public offering by the Company (the “Public Offering”) of 2,000,000 shares of its common stock, par value $0.01 per share (the “Firm Shares”).  The Firm Shares are being sold to the public at a price of $7.50 per share and the Underwriters have agreed to purchase the Firm Shares from the Company pursuant to the Underwriting Agreement at a price of $6.994 per share.  Pursuant to the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase an additional 300,000 shares of its common stock, par value $0.01 per share, at the same price as the Firm Shares.  The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

On February 11, 2010, the Company also entered into a purchase agreement (the “Purchase Agreement”) with IAT Reinsurance Company Ltd. (“IAT”), the Company’s largest stockholder, for the sale by the Company to IAT of 500,000 shares of its common stock, par value $0.01 per share, at a price of $7.50 per share (together with the Public Offering, the “Offering”).  The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing and termination provisions.

The Offering is being made pursuant to a prospectus, which the Company has filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-162276) filed with the Commission on October 2, 2009, amended on February 4, 2010 and February 8, 2010 and declared effective by the Commission on February 11, 2010.

The net Offering proceeds to the Company are expected to be approximately $17.0 million after deducting estimated expenses payable by the Company associated with the Offering.  The Company intends to use the net proceeds of the Offering to accelerate the addition of new Partner fertility centers and to accelerate the pace to target the opening of eight new vein clinics in 2010, or for general working capital and other corporate purposes.  The Offering is expected to close on or about February 18, 2010, subject to the satisfaction of customary closing conditions.

From time to time in the ordinary course of their respective businesses, the Underwriters and certain of their respective affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with the Company or its affiliates.

The Underwriting Agreement and the Purchase Agreement have been included to provide investors and security holders with information regarding their terms.  They are not intended to provide any other factual information about the Company.  The representations, warranties and agreements contained in the Underwriting Agreement and the Purchase Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements and may be subject to limitations agreed upon by the contracting parties.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.  The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement.  A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 8.01.                      Other Events.

On February 12, 2010, the Company issued a press release announcing that it had priced the Offering.  The Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.                      Financial Statements and Exhibits.

Exhibit No.                      Description

1.1	Underwriting Agreement, dated as of February 11, 2010, by and among IntegraMed America, Inc., Piper Jaffray & Co. and Dougherty & Company LLC

10.1	Purchase Agreement, dated as of February 11, 2010, by and between IntegraMed America, Inc. and IAT Reinsurance Company Ltd.

99.1	Press Release of IntegraMed America, Inc., dated as of February 12, 2010

4830-3695-1556.2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAMED AMERICA, INC.
(Registrant)
Date: February 12, 2010
	By:	/s/ Claude E. White
Name: Claude E. White
Title: Vice President, General Counsel and Secretary